EXHIBIT 10.24


                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement is entered into as of June 30, 1998, by and between MINNESOTA MINING AND MANUFACTURING COMPANY, a Delaware corporation ("3M"), and PACE HEALTH MANAGEMENT SYSTEMS, INC., an Iowa corporation ("PACE"). 3M and PACE are referred to collectively herein as the "Parties."

         This Agreement contemplates a transaction in which 3M will purchase certain of the assets (and assume certain of the liabilities) of PACE in return for cash.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1. Definitions.

         "Acquired Assets" means all of PACE's right, title and interest, as of the Closing Date, in and to all of the assets of PACE related to, or used in conjunction with, the Business, other than Excluded Assets, including, but not limited to:

                  (a) All of the real property owned by PACE and used by PACE in the operation of the Business;

                  (b) All of the equipment, machinery, vehicles, furniture, fixtures, furnishings and leasehold improvements owned by PACE and used by PACE in the operation of the Business;

                  (c) PACE's interest in all real property leases to which PACE is a party that are used in connection with the Business.

                  (d) PACE's interest in all personal property leases to which PACE is a party that are used in connection with the operation of the Business.

                  (e) All of PACE's inventories of supplies, raw materials, parts, finished goods, work-in-process, product labels and packaging materials used in connection with the Business and PACE's interest in all orders or contracts for the purchase of supplies, raw materials, parts, product labels and packaging materials used in connection with the Business;

                  (f) PACE's interest in those licenses, contracts or agreements with respect to the Business to which PACE is a party (i) that are assignable to 3M without the need for the prior consent or approval of any other third party and (ii) that are not assignable to 3M without the prior consent or approval of a third party but for which PACE has procured such consent or approval pursuant to Sections 5(b) or 6(a)(iii);

                  (g) All unfilled or uncompleted customer contracts, commitments or purchase or sales orders received and accepted by PACE in connection with the Business in the ordinary course of business;

                  (h) All Intellectual Property, whether registered, unregistered or unregisterable;

                  (i) All accounts or notes receivable (excluding intra-company accounts) owing to PACE that relate to the Business;

                  (j) The current telephone listings of the Business and the right to use the telephone numbers currently being used at the principal offices and other offices or facilities of the Business;

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                  (k) All permits, licenses and other governmental approvals held by PACE with respect to the Business, to the extent they are assignable;

                  (l) All prepaid expenses and deposits made by PACE with respect to the Business;

                  (m) All long-term investments of PACE relating to the Business.

                  (n) Any rights to recovery by PACE arising out of litigation with respect to the Business;

                  (o) PACE's customer, prospect, dealer and distribution lists, sales literature, inventory records, sales order and sales order log books, customer information, employee payroll records, product data, material safety data sheets, price lists, production demonstrations, quotes and bids and all product catalogs and brochures.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

         "Assumed Liabilities" means only those (a) Liabilities and obligations of PACE relating to PACE's accounts payable and accrued liabilities; (b) all customer deposits and deferred revenues; and (c) all obligations as set forth in the contracts and agreements assumed by 3M as part of the Acquired Assets.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Business" means the development and marketing of point of care clinical documentation software for use in the hospital acute care, ambulatory and rehabilitation environments.

         "Business Day" means a day other than a Saturday, Sunday or legal holiday observed by 3M.

         "Closing" has the meaning set forth in Section 2(d) below.

         "Closing Date" has the meaning set forth in Section 2(d) below.

         "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Controlled Group" has the meaning set forth in Code Section 1563.

         "Disclosure Agreement" means the Disclosure Agreement between PACE and 3M dated April 23, 1998, as amended from time to time.

         "Disclosure Schedule" has the meaning set forth in Section 3 below.


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         "Escrow Agent" means Norwest Bank Minnesota, National Association.

         "Escrow Agreement" means the Escrow Agreement among 3M, PACE and the Escrow Agent, in the form of Exhibit A hereto, to be dated the Closing Date.

         "Escrow Fund" means the Escrow Fund established under the Escrow Agreement.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means each entity which is treated as a single employer with PACE for purposes of Code Section 414.

         "Excluded Assets" means the following assets of PACE:

                  (a) All bank accounts of PACE;

                  (b) All corporate certificates of authority and corporate minute books and the corporate stock record or register of PACE;

                  (c) Such licenses, permits or other certificates of authority issued by any federal, state or local government to PACE which, by their terms, are nonassignable, and which are not necessary for 3M to operate the Business;

                  (d) All cash and cash equivalents of PACE with respect to the Business;

                  (e) All insurance policies of PACE and all rights of PACE (including rights to receive dividends) under or arising out of such insurance policies;

                  (f) Rights to receive refunds with respect to any and all taxes paid by PACE, including interest payable with respect thereto; and

                  (g) The furniture and equipment listed on Exhibit B;

                  (h) All of PACE's books, records and other documents and information relating to the Assets or the Business not specifically included in the Acquired Assets, including, without limitation, all purchase orders and invoices, commission records, correspondence and personnel records.

         "Fiduciary" has the meaning set forth in ERISA Section 3(21).

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.


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         "Intellectual Property" means:

                  (a) All documents or other tangible materials embodying technology or intellectual property rights owned by, licensed to or otherwise controlled by PACE and used in connection with the Business, whether such properties are located on PACE's business premises or on the business premises of PACE's suppliers or customers, including, without limitation all software programs (including both source and object codes) and related documentation for software used in or developed for support of the Business; and

                  (b) All rights in patents, patent applications, copyrights, mask works, trade secrets or other intellectual property rights owned by, licensed to or otherwise controlled by PACE or used in, developed for use in or necessary to the conduct of the Business as now conducted or planned to be conducted including, without limitation, those set forth in the Disclosure Schedule under the caption referencing Section 3(k).

                  (c) All rights in trademarks, service marks, tradenames and corporate names owned by PACE, whether registered or unregistered, including, without limitation, those set forth in Section 3(k) of the Disclosure Schedule, together with all goodwill associated therewith.

                  (d) All rights to institute and maintain any action or investigation for and to recover damages for any past infringement of the foregoing Intellectual Property or any actions of unfair competition relating thereto.

"Knowledge" (or "know" or any similar term) means the knowledge of the person or persons responsible for addressing the matter. When used with regard to PACE, "knowledge," "know" or any similar term means the actual knowledge of Mark J. Emkjer, President; Roger D. Huseman, Chief Financial Officer; Josh Wisham, Vice President of Client Services; Alan Wittmer, Vice President of Sales, Marketing and Product Development; and Gary Feierstein, Vice President of Technology.

"Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"PACE" has the meaning set forth in the preface above.

"PACE Stockholder" means any person who or which holds any PACE Shares.

"Party" has the meaning set forth in the preface above.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code
Section 4975.

"Purchase Price" has the meaning set forth in Section 2(c) below.


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"Reportable Event" has the meaning set forth in ERISA Section 4043.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money as set forth in Section 3(e) of the Disclosure Schedule.

"Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or addon minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         2. Basic Transaction.

         (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, 3M agrees to purchase from PACE, and PACE agrees to sell, transfer, convey, and deliver to 3M, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2. PACE is retaining no rights in or to any of the Acquired Assets, including any use thereof, except as provided in Sections 7(d) and 10(u) hereof. Within fifteen
(15) Business Days following the execution of this Agreement, 3M may give notice to PACE of any agreements included in the listing of contracts in the Disclosure Schedules which 3M does not wish to have assigned to it as part of the Acquired Assets, and PACE shall not be required to obtain assignments of such agreements.

         (b) Assumption of Liabilities.

                  (i) On and subject to the terms and conditions of this Agreement, 3M agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. 3M WILL NOT ASSUME OR HAVE ANY RESPONSIBILITY, HOWEVER, WITH RESPECT TO ANY OTHER OBLIGATION OR LIABILITY OF PACE NOT INCLUDED WITHIN THE DEFINITION OF ASSUMED LIABILITIES.

                  (ii) Within ten (10) Business Days following the Closing Date, PACE will prepare and deliver to 3M a schedule of the accounts receivable transferred to 3M as part of the Acquired Assets and of liabilities assumed by 3M under clause (a) of the definition of Assumed Liabilities, including the amount of each such receivable and liability. In the event that such liabilities exceed the amount of such accounts receivable by more than $100,000, but not more than $125,000, 3M shall be entitled to deduct the amount in excess of $100,000 from the Escrow Fund pursuant to the Escrow Agreement. In the event such liabilities exceed the amount of such accounts receivable by more than $125,000, PACE shall immediately pay to 3M the amount in excess of $125,000. If such amount is not paid by PACE, 3M shall be entitled to deduct the amount of such excess from the Escrow Fund pursuant to the Escrow Agreement.


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                  (iii) Within ten (10) Business Days following the Closing
         Date, PACE will prepare and deliver to 3M a schedule of the customer deposits and deferred revenues assumed by 3M under clause (b) of the definition of Assumed Liabilities. In the event that such customer deposits and deferred revenues exceed One Million Thirty-Seven Thousand Dollars ($1,037,000), 3M will be entitled to deduct the amount of such excess from the Escrow Fund pursuant to the Escrow Agreement.

                  (iv) At 3M's option and upon written notice to PACE prior to the Closing Date, 3M may pay to PACE at the Closing the amount of accrued employee vacation pay and personal needs compensation which would otherwise be included in the Assumed Liabilities. In the event 3M exercises this option and pays to PACE the entire amount of such liabilities, such liabilities shall remain obligations of PACE and shall not be included in the Assumed Liabilities. PACE will provide to 3M at or before Closing a schedule showing the amount of accrued vacation pay and personal needs compensation for each employee.

         (c) Purchase Price. 3M agrees to pay to PACE at the Closing Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000.00) (the "Purchase Price") by delivery of cash for the Purchase Price payable by wire transfer or delivery of other immediately available funds, in addition to the assumption of the Assumed Liabilities. The Purchase Price will be paid as follows:

         (i) $4,000,000.00 payable to PACE in immediately available funds; and

         (ii) $750,000.00 deposited with the Escrow Agent pursuant to the Escrow Agreement.

         (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"). The Closing shall be deemed effective as of 12:01 a.m., Central Time, on the Closing Date.

         (e) Deliveries at the Closing. At the Closing, (i) PACE will deliver to 3M the various certificates, instruments, and documents referred to in Section 6(a) below; (ii) 3M will deliver to PACE the various certificates, instruments, and documents referred to in Section 6(b) below; (iii) PACE will execute, acknowledge (if appropriate), and deliver to 3M (A) assignments (including Intellectual Property transfer documents and assignments of customer contracts) in form and substance acceptable to 3M and PACE, and (B) such other instruments of sale, transfer, conveyance, and assignment as 3M and its counsel reasonably may request; (iv) 3M will execute, acknowledge (if appropriate), and deliver to PACE (A) an assumption in form and substance acceptable to 3M and PACE, and (B) such other instruments of assumption as PACE and its counsel reasonably may request; and (v) 3M will deliver to PACE the consideration specified in Section 2(c) above.

         (f) Allocation of Purchase Price. 3M and PACE agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated to the Acquired Assets for all purposes (including tax and financial accounting) as provided in this Section. The allocation shall be according to Exhibit C hereto, but using the fair market values of the respective Acquired Assets and Assumed Liabilities as of the Closing Date. The allocation of the purchase price shall be determined by 3M within 60 days following the Closing Date, and 3M shall promptly notify PACE of such determination. 3M's allocation of the purchase price shall be binding unless it is determined as provided in this Section that such allocation is not reasonable under the standards of the Internal Revenue Code.


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         If PACE has any objections to such proposed allocation, it shall deliver to 3M a notice setting forth any objections to the allocation, including the reasons therefor. In the event that no such objections are made within thirty (30) days after the receipt of notice from 3M, then such allocation shall be final and binding for purposes of this Agreement. In the event that PACE delivers such an objection within such 30-day period, PACE and 3M shall use their reasonable efforts to resolve by written agreement any such objections, and, in the event 3M and PACE so resolve all such objections, then the proposed allocation as modified by such agreement shall be final and binding for purposes of this Agreement.

         In the event all such objections are not resolved by agreement of the parties within the fifteen (15) day period following the delivery of such objections, 3M and PACE shall submit such objections which are then unresolved to the Minneapolis, Minnesota office of an accounting firm agreed upon by PACE and 3M, which firm shall not be an auditor or consultant for either party, and such accounting firm shall be directed by 3M and PACE to resolve any unresolved objections as promptly as practicable, but in any event within thirty (30) days, and to deliver written notice to 3M and PACE setting forth its resolution of the disputed matters. The allocation, after giving effect to any modifications agreed by the parties and the resolution of the remaining objections by such accounting firm, shall be final and binding for purposes of this Agreement.

         3M and PACE shall make available to each other and, if applicable, to such accounting firm such books, records and other information (including work papers) as any of the foregoing may reasonably request to review the allocation referenced above or any matters submitted to such accounting firm. The fees and expenses of such accounting firm shall be paid 50% by each of 3M and PACE.

         3. Representations and Warranties of PACE. PACE represents and warrants to 3M that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

         (a) Organization of PACE. PACE is a corporation duly organized and validly existing under the laws of the State of Iowa.

         (b) Authorization of Transaction. PACE has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The board of directors of PACE has duly authorized the execution, delivery, and performance of this Agreement by PACE. Subject to the approval of this Agreement by PACE Stockholders, and assuming that this Agreement is the valid and binding obligation of 3M, this Agreement constitutes the valid and legally binding obligation of PACE, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditor's rights generally or by general principles of equity or public policy.

         (c) Noncontravention. Except as disclosed in Section 3(c) of the Disclosure Schedule, to PACE's knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which PACE is subject or any provision of the charter or bylaws of PACE or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which PACE is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).


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PACE does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

         (d) Brokers' Fees. PACE has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which 3M could become liable or obligated.

         (e) Title to Acquired Assets. Except as disclosed in Section 3(e) of the Disclosure Schedule, PACE has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

         (f) Financial Information. Attached hereto as Exhibit D is a schedule showing certain information concerning the Acquired Assets and Assumed Liabilities. The column of Exhibit D labeled "3/31/98" sets forth the amounts attributable to each category listed in such Exhibit, as taken from the Company's financial records as of March 31, 1998 and calculated according to GAAP. The columns labeled "A", "B", "C" and "D" represent PACE's good faith estimate of the expected changes in the listed categories between March 31, 1998 and the anticipated Closing Date of October 1, 1998, and the column labeled "10/1/98" represents the sum of the preceding columns. Although the columns labeled A, B, C, D and 10/1/98 represent PACE's good faith estimate of the changes in the items indicated during the period prior to the Closing Date and the amount of such items at the anticipated Closing Date, respectively, PACE does not represent or warrant that the actual amounts at the Closing Date will correspond to the amounts in the column labeled 10/1/98 or that the amounts shown in columns A, B, C and D will be the same as the changes which actually occur prior to Closing in the corresponding items in the 3/31/98 column.

         (g) Events Subsequent to Most Recent Fiscal Year End. Except as disclosed on Section 3(g) of the Disclosure Schedule, since December 31, 1997:

                  (i) no party has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) constituting part of the Acquired Assets and involving more than Ten Thousand Dollars ($10,000.00);

                  (ii) PACE has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) constituting part of the Acquired Assets and either involving more than Ten Thousand Dollars ($10,000.00) or occurring outside the Ordinary Course of Business;

                  (iii) PACE has not granted any license or sublicense of any rights under or with respect to any Intellectual Property; or

                  (iv) PACE has not experienced any damage, destruction, or loss (whether or not covered by insurance) to any Acquired Asset;

         (h) [Intentionally omitted.]

         (i) Legal Compliance. To the knowledge of PACE, PACE and its predecessors and Affiliates have complied, and all Acquired Assets are in compliance, with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except for any failure to comply which in the aggregate does not materially adversely affect the Acquired Assets or the business of PACE taken as a whole, and no action, suit, proceeding, hearing, investigation, charge, complaint,


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claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

         (j) Tax Matters.

                  (i) Except as disclosed on Section 3(j)(i) of the Disclosure Schedule, PACE has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by PACE (whether or not shown on any Tax Return) have been paid. PACE currently is not the beneficiary of any extension of time within which to file any Tax Return. To PACE's knowledge, no claim has ever been made by an authority in a jurisdiction where PACE does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of PACE that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (ii) PACE has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (iii) PACE has no knowledge of any pending or threatened proceeding by any authority to assess any additional Taxes for any period for which Tax Returns have been filed or of any dispute or claim concerning any Tax Liability of PACE. There are no Tax Returns filed with respect to any of PACE and its Subsidiaries that currently are the subject of audit. PACE has delivered to 3M correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by PACE since December 31, 1994.

         (k) Intellectual Property Rights. PACE owns and possesses all right, title and interest, or holds a valid license, in and to Intellectual Property. To the knowledge of PACE: (i) no party has infringed or misappropriated, or is currently infringing or misappropriating, any Intellectual Property, (ii) no party has used, or is using any Intellectual Property, except pursuant to a contract identified in Sections 3(n)(xiii) or (xiv) of the Disclosure Schedule,
(iii) no party has contested or is contesting the validity or enforceability of any Intellectual Property, and (iv) neither PACE nor any Intellectual Property has or is infringing, misappropriating or otherwise violating any intellectual property rights of any party.

         (l) Tangible Assets. PACE owns all its equipment and other tangible assets necessary for the conduct of the Business as presently conducted and as presently proposed to be conducted. Each such tangible asset, is, in all material respects, in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used and presently is proposed to be used.

         (m) [Intentionally omitted.]

         (n) Contracts. Section 3(n) of the Disclosure Schedule lists the following contracts and other agreements to which PACE is a party:

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person constituting a part of the Acquired Assets and providing for lease payments in excess of $25,000 per annum;

                  (ii) any agreement (or group of related agreements) constituting part of the Acquired Assets and being for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to PACE, or involve consideration in excess of $25,000;


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                  (iii) any agreement constituting part of the Acquired Assets and concerning a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of the Acquired Assets;

                  (v) any agreement concerning confidentiality or noncompetition;

                  (vi) [Intentionally omitted];

                  (vii) [Intentionally omitted];

                  (viii) any collective bargaining agreement;

                  (ix) any agreement for the employment of any individual on a fulltime, parttime, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

                  (x) [Intentionally omitted];

                  (xi) any agreement constituting part of the Acquired Assets under which the consequences of a default or termination would reasonably be expected to have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of PACE;

                  (xii) any other agreement (or group of related agreements) constituting part of the Acquired Assets the performance of which involves consideration in excess of $25,000;

                  (xiii) any agreement involving the license, lease or sale of any of the Intellectual Property with customers who are end users of the Intellectual Property;

                  (xiv) any agreement involving the license, lease or sale of any of the Intellectual Property with any individual or company that sublicenses, subleases or resells any of the Intellectual Property to end users (i.e., distribution agreements);

                  (xv) any agreement involving third party materials (e.g., software, data or other matter) that have been incorporated into any of the Intellectual Property; and

                  (xvi) any agreement involving companies and/or individuals who authored (in whole or in part) any of the Intellectual Property.

PACE has delivered to 3M a correct and complete copy of each written agreement listed in Section 3(n) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(n) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (C) to PACE's knowledge, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) to PACE's knowledge, no party has repudiated any provision of the agreement.

         (o) Notes and Accounts Receivable. All notes and billed accounts receivable of PACE constituting part of the Acquired Assets are reflected properly on PACE's books and records, in accordance with GAAP, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to a reserve for bad debts of $25,000.

         (p) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of PACE.

         (q) Insurance. Section 3(q) of the Disclosure Schedule sets forth the insurance coverage currently in effect for PACE and PACE's insurance claims history since March 1994.

         (r) Litigation. Section 3(r) of the Disclosure Schedule sets forth each instance in which, to PACE's knowledge, PACE (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3(r) of the Disclosure Schedule could result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of PACE.

         (s) Product Warranty. Section 3(s) of the Disclosure Schedule summarizes all claims outstanding, pending or, to the best knowledge of PACE, threatened for breach of any warranty relating to any products of the Business sold by PACE prior to the date hereof.

         (t) Product Liability. To PACE's knowledge, PACE has no Liability (and to PACE's knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any PACE software product developed and delivered by PACE.

         (u) Employees. PACE is not a party to or bound by any collective bargaining agreement, nor has PACE experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. PACE has not committed any unfair labor practice. PACE has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of PACE. PACE has paid or shall pay on the Closing Date compensation or benefits (other than accrued vacation and sick leave) for its employees or leased employees and all amounts due under its employee leasing arrangements with Merit Resources, Inc. Accrued vacation and sick leave will be included in the Assumed Liabilities, subject to 3M's option under Section 2(b)(iv) to exclude such items from the Assumed Liabilities. PACE has satisfied all obligations to former employees in connection with its 1998 restructuring.

         (v) Employee Benefits.

                  (i) Except as disclosed on Section 3(v)(1) of the Disclosure Schedule, PACE does not maintain or contribute to any Employee Benefit Plan.

                  (ii) PACE has not made any promises or representations to any employee or leased employee with respect to any employee benefits that may be provided by 3M after the Closing Date.

                  (iii) PACE and the other members of the Controlled Group never contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any

         Liability (including withdrawal liability as defined in ERISA Section
         4201) under any Multiemployer Plan.

                  (iv) Except as set forth in Section 3(v)(iv) of the Disclosure Schedule, PACE never has maintained, never has contributed, and never has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfaretype benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code
         Section 4980B).

         (w) [Intentionally omitted];

         (x) [Intentionally omitted];

         (y) Certain Business Relationships With PACE. To PACE's knowledge, none of the PACE Stockholders or PACE's Affiliates owns any asset, tangible or intangible, which is used in the business of PACE.

         (z) Year 2000. Except as disclosed on Section 3(z) of the Disclosure Schedule, to the knowledge of PACE, each of PACE's software products included in the Acquired Assets is Year 2000 Compliant (defined below). PACE will transfer and assign to 3M any Year 2000 warranties from its suppliers related to such supplier's products and business processes, but PACE assumes no responsibility with respect to Year 2000 Compliance by such suppliers. For purposes of the foregoing, "Year 2000 Compliant" means the ability to provide the following functions:

                  (1) Consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates;

                  (2) Function accurately in accordance with all requirements of its specifications and without interruption before, during and after January 1, 2000, without any change of operations associated with the advent of the new century;

                  (3) Respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and

                  (4) Store and provide output of date information in ways that are unambiguous as to century.

         (aa) Development Obligations. Except as set forth in Section 3(aa) of the Disclosure Schedule, PACE has no unfulfilled obligation to any customer, distributor or any other third party, obligating PACE to develop or deliver non-standard, customer-specific changes (including, but not limited to, modifications, enhancements, translations or adaptations) to any Intellectual Property.

         4. Representations and Warranties of 3M. 3M represents and warrants to PACE that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         (a) Organization of 3M. 3M is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (b) Authorization of Transaction. 3M has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of 3M, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditor's rights generally or by general principles of equity or public policy.

         (c) Noncontravention. To 3M's knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which 3M is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which 3M is a party or by which it is bound or to which any of its assets is subject. 3M does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

         (d) Brokers' Fees. 3M has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which PACE could become liable or obligated.

         (e) Knowledge of PACE Violation. 3M has no knowledge of any matter that is required to be disclosed by PACE under Section 3 of this Agreement or that constitutes (or with the giving of notice and/or passage of time would constitute) a breach of any representation or warranty of PACE under Section 3.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         (a) General. Each of the Parties will use its reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

         (b) Notices and Consents. PACE will give any notices to third parties, and PACE will use its reasonable efforts to obtain any third party consents (in a form acceptable to 3M), for all contracts which constitute part of the Acquired Assets for which such notice or consent is required, other than contracts 3M notifies PACE pursuant to Section 2(a) it will not assume. Each of the Parties will give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above.

         (c) Operation of Business. PACE will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business with respect to any Acquired Asset or any Assumed Liability.

         (d) Preservation of Business. PACE and 3M will cooperate reasonably to keep PACE's business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

         (e) Full Access. PACE will permit representatives of 3M to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to PACE. In particular, PACE will make available to 3M those of its employees and leased employees that 3M wishes to interview for employment with 3M following the Closing, and PACE will not do anything to discourage or prevent such employees and leased employees from accepting employment with 3M.

         (f) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (g) Exclusivity. PACE will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of PACE (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) unless PACE's board of directors is advised by PACE's outside counsel in writing to the effect that there would be a material risk of liability on the part of PACE's board of directors to PACE's shareholders for failure to do so, participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. PACE will notify 3M immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         (h) Security Interests. PACE will use reasonable efforts to obtain releases of all Security Interests in the Acquired Assets on or before the Closing, which may include arrangements whereby a portion of the Purchase Price is paid to the party holding such Security Interest in exchange for a release of such Security Interest.

         6. Conditions to Obligation to Close.

         (a) Conditions to Obligation of 3M. The obligation of 3M to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) PACE shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) PACE shall have procured all of the third party consents specified in Section 5(b) above and releases of all Security Interests specified in Section 5(h) above;

                  (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of 3M to own the Acquired Assets and to operate the former businesses of PACE;

                  (v) [Intentionally omitted];

                  (vi) PACE shall have delivered to 3M a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(v) is satisfied in all respects;

                  (vii) [Intentionally omitted];

                  (viii) [Intentionally omitted];

                  (ix) [Intentionally omitted];

                  (x) all actions to be taken by PACE in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to 3M.

3M may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of PACE. The obligation of PACE to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) 3M shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (iv) 3M shall have delivered to PACE a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects; and

                  (v) the transactions contemplated by this Agreement shall be approved by the PACE Stockholders as required by the Iowa Business Corporation Act;

                  (vi) all actions to be taken by 3M in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to PACE; and

                  (vii) [Intentionally omitted].

PACE may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

         7. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing Date.

         (a) Medical and Dental Benefits. PACE will cause any of its employees or leased employees who become employees of 3M following the Closing to remain covered under their current medical and dental benefit plans for a period of 30 days after the Closing Date. 3M will reimburse PACE for the cost of continuing such coverage for such 30-day period.

         (b) COBRA. PACE will remain responsible (at its expense) for ensuring the continued availability of COBRA coverage to its current and former employees or leased employees (and their respective family members) with respect to any qualifying events that occur on or prior to the Closing Date.

         (c) Availability of Books and Records. Each party agrees to make available at reasonable times, upon request by the other party, copies of any of the books and records relating to the Business which are acquired by 3M or retained by PACE, respectively, pursuant to this Agreement. The requesting party agrees to reimburse the party in possession for its actual costs for copying, faxing, mailing or otherwise providing such records to the requesting party upon receipt of an invoice itemizing such expenses. The parties agree to hold such information subject to the Disclosure Agreement.

         (d) Use of PACE Name. 3M agrees that PACE may use the names "PACE", "PACE Health Management Systems, Inc." or variations thereof (hereinafter referred to as "PACE's Corporate Name") at no charge to PACE, but subject to the following conditions and restrictions: (i) except as set forth in paragraph
(iii) and (v), PACE shall have no right to use the stylistic rendition of PACE Health Management Systems, Inc. identified in Section 7(d) of the Disclosure Schedule, or any variant thereof, (ii) PACE may use the forgoing names as a corporate name only (i.e., solely and exclusively for purposes of avoiding a corporate name change), and not as a trade name, trademark or service mark in conjunction with any product or service, (iii) PACE shall not advertise or list itself using the PACE name (or renew any such advertisement or listing upon the expiration thereof), except that (x) this provision shall not prohibit any listing or advertisement which has been placed prior to the Closing Date, and
(y) this provision shall not prohibit PACE from using the PACE Corporate Name in telephone directory listings, (iv) PACE shall have no right to use the PACE Corporate Name on or in connection with any website, (v) PACE may exhaust its existing supply of business cards, letterhead and other stationery items but may not reorder additional copies thereof, (vi) PACE shall have o right to sell, license, transfer, assign or otherwise permit any third party the right to use PACE's Corporate Name, (vii) PACE's right to use the PACE Corporate Name as set forth above shall immediately cease upon the first to occur of any of the following: (a) the effective date upon which PACE consolidates or merges with another entity, (b) upon written notice from 3M, if, in 3M's reasonable opinion, PACE's use of the PACE Corporate Name is detracting from or damaging the goodwill associated with such names, or (c) six (6) months from the Closing Date, and (vi) PACE indemnifies 3M from and against any Adverse Consequences arising from PACE's use of the PACE Corporate Name.

         (e) Cooperation with 3M. PACE agrees that it will, upon 3M's reasonable request, cooperate with and assist 3M (without charge to 3M but at 3M's expense) as may be necessary in the opinion of 3M to preserve, protect and defend 3M's rights in the Acquired Assets and 3M's obligations in the Assumed Liabilities.

         8. Termination.

         (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                  (i) 3M and PACE may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) 3M may terminate this Agreement by giving written notice to PACE within fifteen (15) Business Days following the date of execution of this Agreement in the event that the Disclosure Schedules delivered by PACE at or prior to the execution of this Agreement (or any updates thereto delivered during such 15-day period) disclose a fact, event or circumstance which, in the reasonable judgment of 3M, constitutes or results in a material adverse change in the value of the Acquired Assets.

                  (iii) 3M may terminate this Agreement by giving written notice to PACE at any time prior to the Closing (A) in the event PACE has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, 3M has notified PACE of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 1998, by reason of the failure of any condition precedent under Section 6(a) hereof; and

                  (iv) PACE may terminate this Agreement by giving written notice to 3M at any time prior to the Closing (A) in the event 3M has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, PACE has notified 3M of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 1998, by reason of the failure of any condition precedent under Section 6(b) hereof;

                  (v) either Party may terminate this Agreement by giving written notice to the other Party in the event the PACE Stockholders shall fail to approve this Agreement at a meeting of shareholders at which this Agreement is considered and voted upon by the PACE Stockholders, as required by the Iowa Business Corporation Act; or

                  (vi) PACE may terminate this Agreement by giving written notice to 3M in the event PACE Stockholders beneficially owning more than ten percent (10%) of the outstanding shares of PACE's common stock shall exercise their dissenter's rights pursuant to Division XIII of the Iowa Business Corporation Act.

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

         9. Remedies for Breaches of this Agreement.

         (a) Survival of Representations and Warranties. All of the representations and warranties of 3M and PACE contained in this Agreement shall survive the Closing and continue in full force and effect for a period of twelve
(12) months thereafter (subject to any applicable statutes of limitations).

         (b) Indemnification Provisions for Benefit of 3M.

                  (i) In the event PACE breaches (or in the event any third party alleges facts that, if true, would mean PACE has breached) any of its representations, warranties, and covenants contained in this Agreement, within the survival period pursuant to Section 9(a) above, provided that 3M makes a written claim for indemnification against PACE below within such survival period, then PACE agrees to indemnify 3M from and against the entirety of any Adverse Consequences 3M may suffer through and after the date of the claim for indemnification (including any Adverse Consequences 3M may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                  (ii) PACE agrees to indemnify 3M from and against the entirety of any Adverse Consequences 3M may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of PACE which is not an Assumed Liability (including any Liability of PACE that becomes a Liability of 3M under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, under Environmental, Health, and Safety Requirements, or otherwise by operation of law).

                  (iii) PACE agrees to indemnify 3M from and against the entirety of any Adverse Consequences 3M may suffer resulting from, arising out of, relating to, in the nature of, or caused by (a) the net liability of the Assumed Liabilities pursuant to the definitional subparagraph

         (a) of Assumed Liabilities exceed One Hundred Thousand Dollars $100,000.00) as described in Section 2(b)(ii) to the extent the Escrow Fund is insufficient to pay the amount of such excess, and (b) the net liability of the Assumed Liabilities pursuant to the definitional subparagraph (b) of Assumed Liabilities exceed One Million Thirty-seven Thousand Dollars ($1,037,000.00) as described in Section 2(b)(iii) to the extent the Escrow Fund is insufficient to pay the amount of such excess.

         (c) Indemnification Provisions for Benefit of PACE.

                  (i) In the event 3M breaches (or in the event any third party alleges facts that, if true, would mean 3M has breached) any of its representations, warranties, and covenants contained in this Agreement, and, within the survival period pursuant to Section 9(a) above, provided that PACE makes a written claim for indemnification against 3M within such survival period, then 3M agrees to indemnify PACE from and against the entirety of any Adverse Consequences PACE may suffer through and after the date of the claim for indemnification (including any Adverse Consequences PACE may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                  (ii) 3M agrees to indemnify PACE from and against the entirety of any Adverse Consequences PACE may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability.

         (d) Matters Involving Third Parties.

                  (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  (iv) In the event any of the conditions in Section 9(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

                  (v) Nothing in this paragraph (d) shall be construed as lengthening the survival period for representations and warranties under paragraph (a).

         (e) Recoupment Under the Escrow Fund. In the event of a claim for indemnification under Section 9(b), 3M may satisfy such claim from the Escrow Fund pursuant to the Escrow Agreement.

         (f) Exclusive Remedies. Except as otherwise explicitly provided in this Agreement or by statute to the extent that statutory remedies cannot legally be waived by the person entitled thereto, and except for fraud, deceit or intentional misrepresentation by PACE or 3M, after consummation of the transactions contemplated by this Agreement the sole and exclusive remedy of a Party for breach of any of the respective representations, warranties or covenants of the other Party in this Agreement are as set forth in this Section 9, provided that no Party waives any rights it or they may have to specific performance. 3M acknowledges and agrees that PACE would not have entered into this Agreement but for the inclusion herein of this paragraph (f).

         (g) Minimum Losses. Neither Party shall have any right to obtain indemnification under this Section until aggregate losses imposed on or incurred by such Party and its affiliates and the successors and assigns of such Party and its affiliates exceed $50,000, after which time only the aggregate amount of such losses in excess of $50,000 shall be recoverable in accordance with the terms of this Section. This Section shall not apply to any claim under Section 9(b)(iii).

         (h) Maximum Indemnification. Neither Party hereto shall have any right to obtain an indemnification payment under this Section to the extent the aggregate amounts received by such Party and its affiliates, successors and assigns would, if paid, exceed $4,750,000. This Section shall not apply to any claim under Section 9(b)(iii) nor to any Adverse Consequences resulting from the Indemnifying Party's fraud, deceit or intentional misrepresentation. This Section shall also not apply to any claim by 3M against PACE for Adverse Consequences in connection with a third-party claim relating to a liability which is not included in clause (c) of the definition of Assumed Liabilities (and which is not included under clauses (a) or (b) of the definition of Assumed Liabilities) but as to which 3M is subjected to a claim or action on the basis that 3M has assumed such liability under such clause (c); provided, however, that this sentence shall not apply to any claim by 3M which would also be covered by Section 9(b)(i) of this Agreement.

         (i) Net Indemnity. The amount of any losses from and against which either Party is liable to indemnify, reimburse, defend and hold harmless the other Party or any other person pursuant to this Article shall be reduced by any insurance or other recoveries (and no right of subrogation shall accrue hereunder to any insurer) and any tax benefit that such indemnified Party realizes or may realize as a


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


result of or in connection with such losses and increased by any taxes such indemnified Party realizes or may realize in respect of indemnification for such losses.

         10. Miscellaneous.

         (a) [Intentionally omitted.]

         (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publiclytraded securities (in which case the disclosing Party will use its reasonable efforts to advise the other Party prior to making the disclosure). 3M understands that PACE will be required to make a public announcement concerning the execution of this Agreement and will be required to prepare and distribute a proxy statement in connection with obtaining the approval of this Agreement by the PACE Stockholders.

         (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof, except that the Disclosure Agreement shall survive both the execution of this Agreement and the Closing.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that 3M may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases 3M nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to PACE:             PACE Health Management Systems, Inc.
                                 1025 Ashworth Road, Suite 200
                                 West Des Moines, Iowa 50265
                                 Attention: Roger D. Huseman

         Copy to:                Steven J. Dickinson
                                 Dorsey & Whitney LLP
                                 801 Grand, Suite 3900
                                 Des Moines, Iowa 50309

         If to 3M:               3M Health Information Systems
                                 575 W. Murray Blvd.
                                 Murray, Utah 84157
                                 Attention: James Burgess

         Copy to:                Minnesota Mining and Manufacturing
                                 Company
                                 Building 220-14W-07
                                 3M Center
                                 St. Paul, Minnesota 55144
                                 Attention: John J. Ursu
                                 Senior Vice President
                                 Legal Affairs and General Counsel

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

         (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by 3M and PACE. PACE may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors; provided, however, that any amendment effected after the PACE Stockholders have approved this Agreement will be subject to the restrictions contained in the Iowa Business Corporation Act. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Expenses. Each of 3M and PACE will be responsible for its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. However, such expenses of PACE may be included in the accounts payable described in clause (a) of the definition of Assumed Liabilities, subject to the provisions of Section 2(b) hereof.

         (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9(p) below), in addition to any other remedy to which it may be entitled, at law or in equity.

         (p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Minneapolis, Minnesota, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address noted herein and in the manner provided for the giving of notices in Section 10(h) above. Nothing in this
Section 10(p), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

         (q) Bulk Transfer Laws. 3M acknowledges that PACE will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

         (r) Covenant Not to Compete. PACE hereby agrees that it will not (a) for a period ending on the earlier of (i) five (5) years following the Closing Date or (ii) the merger, consolidation or share exchange between PACE and another entity which is not an Affiliate of PACE, or the dissolution or liquidation of PACE, engage in the business of developing or marketing point of care clinical documentation software for use in the hospital acute care, ambulatory or rehabilitation environments, or (b) for a period of two (2) years following the Closing Date, hire or attempt to hire in any capacity (including without limitation employee, consultant, independent contractor or agent) any former PACE employee who has accepted a position with 3M. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that 3M, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 10(r) should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

         (s) Post-Closing Receipts. PACE hereby agrees that any funds received by it after the Closing Date which reflect payments for accounts receivables included in the Acquired Assets, or which reflect payments under contracts that are included in the Acquired Assets, shall be promptly sent to Buyer.

         (t) Limitation on Damages. Except for fraud, deceit or intentional misrepresentations by PACE or 3M, and notwithstanding any other provision of this Agreement, no Party shall be liable to the other for punitive, special or consequential damages, including lost profits, even if such Party has been advised of the possibility of such damages.

         (u) Provision of Office Space and Services. 3M agrees that it will provide to PACE office space and access to telephones, conference rooms, faxes, and other office services in the current PACE office space in West Des Moines, Iowa and Huntersville, North Carolina until the earlier of (i) termination of such office leases by 3M or (ii) six (6) months after the Closing Date. 3M will not charge rent to PACE for the office space and services, but may at 3M's option charge PACE for actual costs for copying, faxes, telephone calls and other out of pocket expenses. PACE will promptly reimburse 3M for such expenses upon receipt of an invoice itemizing such expenses.

                                      *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MINNESOTA MINING AND MANUFACTURING COMPANY


By: /s/ Karen E. Welke
    -------------------------------------------------------

Title: Vice President, Medical Markets Group
       ----------------------------------------------------

PACE HEALTH MANAGEMENT SYSTEMS, INC.


By: /s/ Roger D. Huseman
    -------------------------------------------------------
Title: Vice President of Finance and Chief Financial Officer
       ----------------------------------------------------


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